Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC USA Inc.:

We consent to incorporation by reference in Registration Statements (No. 333-42421, 333-42421-01, 333-42421-02, 333-127603) on Form S-3 of HSBC USA Inc. of our report dated March 2, 2007, relating to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2006 and 2005, which report appears in the 2006 HSBC USA Inc. Annual Report on Form 10-K.

/s/ KPMG LLP

New York, New York
March 2, 2007

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